EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD QUARTERLY EARNINGS OF $8.7 MILLION
INCREASES DIVIDEND AND ANNOUNCES 2:1 STOCK SPLIT

NOVATO, CA, October 22, 2018 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced record earnings of $8.7 million in the third quarter of 2018, compared to $7.9 million in the second quarter of 2018 and $5.1 million in the third quarter of 2017. Diluted earnings per share were $1.23 in the third quarter of 2018, compared to $1.12 in the prior quarter and $0.83 in the same quarter last year. Year-to-date earnings totaled $23.0 million, compared to $14.9 million in the same period last year. Diluted earnings per share were $3.27 and $2.41 in the nine months ended September 30, 2018 and 2017, respectively.

“Our record earnings for the third quarter reflect our proven relationship banking model, which provides us with a growing base of low-cost deposits and attractive lending opportunities,” said Russell A. Colombo, President and Chief Executive Officer. “As we head into Q4, we are focused on finishing the year strong and laying the groundwork for a successful 2019.”

Bancorp also provided the following highlights in the third quarter of 2018:

•
Pre-tax net income in the third quarter of 2018 was up $1.2 million from the second quarter of 2018 and $4.0 million from the third quarter of 2017. Higher average balances of both loans and non-interest bearing deposits and higher yields across earning asset categories favorably impacted earnings in the current quarter. Reported net interest margin was 3.91% in the third quarter of 2018, compared to 3.87% in the prior quarter and 3.63% in the same quarter last year.

•
Loans increased $11.3 million to $1,728.9 million at September 30, 2018, compared to $1,717.6 million at June 30, 2018. New loan volume of $52.6 million in the third quarter was well-distributed among our Marin, Napa and San Francisco Commercial Banking markets as well as Consumer Banking.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans continue to represent 0.02% of the Bank's loan portfolio at September 30, 2018. There was no provision for either loan losses or off-balance sheet commitments recorded in the third quarter of 2018.

•
Total deposits increased $75.1 million in the third quarter to $2,212.8 million. Non-interest bearing deposits represented 50.2% of total deposits versus 49.5% last quarter. The cost of total deposits increased to 0.10% for the third quarter of 2018, compared to 0.08% for the prior quarter.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 15.3% at September 30, 2018, compared to 15.2% at June 30, 2018. Tangible common equity to tangible assets was 10.9% at September 30, 2018, compared to 11.0% at June 30, 2018 (refer to footnote 3 on page 6 for a definition of this non-GAAP financial measure.)

•
The Board of Directors declared a cash dividend of $0.35 per share, a $0.03 increase from the prior quarter. This represents the 54th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on November 8, 2018, to shareholders of record at the close of business on November 1, 2018.

•
In order to further enhance liquidity in Bank of Marin Bancorp (BMRC) stock and expand diversification in the investor base, the Board of Directors announced a 2:1 stock split payable on November 27, 2018, to shareholders of record at the close of business on November 9, 2018.

•
To reduce our funding costs, on October 5, 2018, Bancorp early-redeemed one of the two subordinated debentures assumed as part of the 2013 acquisition of NorCal Community Bancorp. The unaccreted purchase discount of $916 thousand has been accelerated and will have a one-time impact on net interest income in the fourth quarter of 2018, but will not have a material impact on our capital ratios.

Loans and Credit Quality

Loans grew $11.3 million in the third quarter and totaled $1,728.9 million at September 30, 2018. For the three months and nine months ended September 30, 2018, new loan originations of $52.6 million and $165.8 million, respectively, exceeded 2017 loan originations of $42.3 million and $121.6 million for the same periods. New loan originations were partially offset by payoffs of $52.0 million in the third quarter and $120.8 million in the nine months ended September 30 of 2018, and combined with lines of credit utilization, resulted in $11.3 million loan growth in the third quarter of 2018.

Non-accrual loans totaled $386 thousand, or 0.02% of the loan portfolio at September 30, 2018, compared to $385 thousand, or 0.02% at June 30, 2018, and $1.3 million, or 0.09% a year ago. Classified loans totaled $12.4 million at September 30, 2018, compared to $13.9 million at June 30, 2018 and $33.5 million at September 30, 2017. There were no loans classified doubtful at September 30, 2018 or December 31, 2017. Accruing loans past due 30 to 89 days totaled $301 thousand at September 30, 2018, compared to $88 thousand at June 30, 2018 and $205 thousand a year ago.

There was no provision for loan losses recorded in either the third or second quarters of 2018 or the third quarter of 2017. Net recoveries were $4 thousand in the third quarter of 2018, compared to $42 thousand in the prior quarter and $16 thousand in the same quarter a year ago. The ratio of loan loss reserves to loans, including acquired loans, was 0.91% at September 30, 2018, 0.92% at June 30, 2018, and 1.00% at September 30, 2017.

Investments

The investment securities portfolio totaled $569.8 million at September 30, 2018, compared to $558.8 million at June 30, 2018. Purchases of $53.3 million in securities issued by U.S. government-sponsored agencies during the third quarter were partially offset by principal paydowns, maturities, and $12.1 million in investments sold.

Deposits

Total deposits were $2,212.8 million at September 30, 2018, compared to $2,137.7 million at June 30, 2018. The increase in deposit balances at September 30, 2018, was primarily due to normal cash fluctuations of our large business clients. The average cost of deposits in the third quarter of 2018 increased 2 basis points to 0.10%, resulting from increases to interest bearing transaction accounts and money market rates.

Earnings

“As a result of the Bank’s strong performance and robust capital ratios, we are raising our dividend by $0.03 or 9.4%,” said Tani Girton, Executive Vice President and Chief Financial Officer. “The 1.38% return on assets, return on equity of 11.20%, and efficiency ratio of 54.20% once again reflect the outstanding value of our franchise.”

Net interest income totaled $23.5 million in the third quarter of 2018, compared to $22.8 million in the prior quarter and $18.8 million a year ago. Average earning asset growth of $16.3 million since the second quarter of 2018 and $327.0 million since the third quarter of 2017, and higher yields across earning asset categories contributed to the net interest income increase.

Net interest income totaled $68.3 million in the nine months ended September 30, 2018, compared to $54.7 million for the same period in 2017. The $13.6 million increase primarily relates to a $367.3 million increase in average earning assets compared to 2017. Additionally, higher yields on investment securities, interest-bearing cash, and loans positively impacted interest income.

Loans obtained through the acquisition of other banks are classified as either purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment.

As our acquired loans from prior acquisitions continue to pay off, we expect the accretion on these loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	September 30, 2018		June 30, 2018		September 30, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$63	1 bps	$84	1 bps	$76	2 bps
Accretion on non-PCI loans [2]	$41	1 bps	$133	2 bps	$132	3 bps
Gains on payoffs of PCI loans	$6	0 bps	$1	0 bps	$—	0 bps

	Nine months ended
	September 30, 2018		September 30, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$258	1 bps	$246	2 bps
Accretion on non-PCI loans [2]	$273	2 bps	$460	3 bps
Gains on payoffs of PCI loans	$135	1 bps	$84	1 bps
1 Accretable yield on PCI loans totaled $1.0 million, $1.1 million and $1.2 million at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $922 thousand, $1.0 million and $1.3 million at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

Non-interest income totaled $2.2 million in both the third quarter of 2018 and in the prior quarter, compared to $2.1 million in the third quarter of last year. Non-interest income increased $439 thousand to $6.7 million in the nine months ended September 30, 2018, compared to $6.3 million in 2017, primarily due to an increase in deposit network income.

Non-interest expense totaled $14.0 million in the third quarter of 2018, $14.5 million in the prior quarter, and $13.0 million in the same quarter a year ago. The decrease of $538 thousand from the prior quarter was primarily due to lower salaries and benefits resulting from a decline in stock-based compensation expense and 401(k) employer contribution (as more employees reach the maximum employer match), lower Bank of Napa acquisition expenses and professional services related to core processing contract negotiations.

The $935 thousand increase from the same quarter a year ago was primarily due to higher salaries and benefits related to the addition of Bank of Napa employees, merit increases and filling open positions. Occupancy and equipment expenses increased mainly due to the acquisition of two Bank of Napa branches, partially offset by a significant reduction in acquisition expenses for the third quarter of 2018.

Non-interest expense totaled $44.6 million in the nine months ended September 30, 2018, compared to $38.7 million in the same period of 2017. The increase was primarily due to the addition of Bank of Napa employees and branches, and merit increases mentioned above. Additionally, 2018 included $1.1 million in consulting expenses related to core processing contract negotiations and Bank of Napa acquisition expenses that were higher by $450 thousand.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. The law reduces the federal statutory income tax rate to 21% for tax years beginning on or after January 1, 2018. Bancorp's effective tax rate in the first nine months of 2018 was 24.5%, compared to 33.4% in the first nine months of 2017 and the reduced rate positively impacted diluted earnings per share by $0.38.

Share Repurchase Program

Bancorp’s Board of Directors approved the repurchase of up to $25.0 million of common stock through May 1, 2019. As of September 30, 2018, Bancorp repurchased 17,943 shares totaling $1.5 million.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its third quarter earnings call via webcast on Monday, October 22, 2018 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the Bank of Napa acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2018

(dollars in thousands, except per share data; unaudited)	September 30, 2018	June 30, 2018	September 30, 2017
QUARTER-TO-DATE
NET INCOME	$8,680	$7,891	$5,132
DILUTED EARNINGS PER COMMON SHARE	$1.23	$1.12	$0.83
RETURN ON AVERAGE ASSETS (ROA)	1.38%	1.28%	0.95%
RETURN ON AVERAGE EQUITY (ROE)	11.20%	10.54%	8.37%
EFFICIENCY RATIO	54.20%	57.85%	62.51%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.97%	3.92%	3.77%
NET CHARGE-OFFS (RECOVERIES)	$(4)	$(42)	$(16)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	—%	—%

YEAR-TO-DATE
NET INCOME	$22,960	$14,866
DILUTED EARNINGS PER COMMON SHARE	$3.27	$2.41
RETURN ON AVERAGE ASSETS (ROA)	1.24%	0.96%
RETURN ON AVERAGE EQUITY (ROE)	10.17%	8.35%
EFFICIENCY RATIO	59.42%	63.42%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.91%	3.80%
NET CHARGE-OFFS (RECOVERIES)	$(50)	$194
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	0.01%
AT PERIOD END
TOTAL ASSETS	$2,545,715	$2,465,042	$2,155,901
LOANS:
COMMERCIAL AND INDUSTRIAL	$238,771	$241,994	$218,681
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	316,467	317,587	264,732
COMMERCIAL INVESTOR-OWNED	841,493	839,667	721,576
CONSTRUCTION	68,739	57,015	76,179
HOME EQUITY	121,243	126,031	121,366
OTHER RESIDENTIAL	113,383	108,829	96,937
INSTALLMENT AND OTHER CONSUMER LOANS	28,775	26,488	24,976
TOTAL LOANS	$1,728,871	$1,717,611	$1,524,447
NON-PERFORMING LOANS[2]:
REAL ESTATE:
COMMERCIAL INVESTOR-OWNED	$—	$—	$1,024
HOME EQUITY	318	385	292
INSTALLMENT AND OTHER CONSUMER LOANS	68	—	—
TOTAL NON-ACCRUAL LOANS	$386	$385	$1,316

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$12,401	$13,917	$33,483
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$301	$88	$205
LOAN LOSS RESERVE TO LOANS	0.91%	0.92%	1.00%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	41.00	x	41.11	x	11.58	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.02%	0.02%	0.09%

TOTAL DEPOSITS	$2,212,846	$2,137,723	$1,890,970
LOAN-TO-DEPOSIT RATIO	78.1%	80.3%	80.6%
STOCKHOLDERS' EQUITY	$308,603	$304,198	$245,049
BOOK VALUE PER SHARE	$44.20	$43.51	$39.68
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	10.9%	11.0%	11.0%
TOTAL RISK BASED CAPITAL RATIO-BANK	13.7%	13.5%	14.7%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	15.3%	15.2%	15.1%
FULL-TIME EQUIVALENT EMPLOYEES	287	288	272

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $15.1 million, $15.5 million and $16.4 million at September 30, 2018, June 30, 2018 and September 30, 2017, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million, $2.1 million and $2.3 million that were accreting interest at September 30, 2018, June 30, 2018 and September 30, 2017, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $35.9 million, $36.2 million and $8.7 million at September 30, 2018, June 30, 2018 and September 30, 2018, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At September 30, 2018, June 30, 2018 and September 30, 2017

(in thousands, except share data; unaudited)	September 30, 2018	June 30, 2018	September 30, 2017
Assets
Cash and due from banks	$142,718	$83,855	$149,124
Investment securities
Held-to-maturity, at amortized cost	164,222	170,652	155,122
Available-for-sale (at fair value; amortized cost $416,732, $397,268 and $257,468 at September 30, 2018, June 30, 2018 and September 30, 2017, respectively)	405,571	388,137	258,092
Total investment securities	569,793	558,789	413,214
Loans, net of allowance for loan losses of $15,817, $15,813 and $15,248 at September 30, 2018, June 30, 2018 and September 30, 2017, respectively	1,713,054	1,701,798	1,509,199
Bank premises and equipment, net	7,602	7,965	8,230
Goodwill	30,140	30,140	6,436
Core deposit intangible	5,802	6,032	2,226
Interest receivable and other assets	76,606	76,463	67,472
Total assets	$2,545,715	$2,465,042	$2,155,901

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,109,909	$1,057,745	$924,073
Interest bearing
Transaction accounts	138,838	132,272	102,236
Savings accounts	178,171	179,187	169,488
Money market accounts	659,788	631,479	555,013
Time accounts	126,140	137,040	140,160
Total deposits	2,212,846	2,137,723	1,890,970
Subordinated debentures	5,831	5,802	5,703
Interest payable and other liabilities	18,435	17,319	14,179
Total liabilities	2,237,112	2,160,844	1,910,852

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,982,179, 6,991,821 and 6,175,751 at September 30, 2018, June 30, 2018 and September 30, 2017, respectively	145,498	146,195	90,052
Retained earnings	172,723	166,281	156,227
Accumulated other comprehensive loss, net of taxes	(9,618)	(8,278)	(1,230)
Total stockholders' equity	308,603	304,198	245,049
Total liabilities and stockholders' equity	$2,545,715	$2,465,042	$2,155,901

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income
Interest and fees on loans	$20,284	$19,624	$16,738	$58,795	$49,010
Interest on investment securities
Securities of U.S. government agencies	2,953	2,860	1,525	8,288	4,577
Obligations of state and political subdivisions	546	604	511	1,788	1,632
Corporate debt securities and other	25	35	31	104	104
Interest on Federal funds sold and due from banks	400	285	406	1,088	623
Total interest income	24,208	23,408	19,211	70,063	55,946
Interest expense
Interest on interest-bearing transaction accounts	58	48	24	158	74
Interest on savings accounts	18	18	17	54	48
Interest on money market accounts	337	236	133	789	360
Interest on time accounts	130	140	138	426	423
Interest on FHLB and other borrowings	1	1	—	2	—
Interest on subordinated debentures	125	123	111	362	328
Total interest expense	669	566	423	1,791	1,233
Net interest income	23,539	22,842	18,788	68,272	54,713
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	23,539	22,842	18,788	68,272	54,713
Non-interest income
Service charges on deposit accounts	475	455	438	1,407	1,337
Wealth Management and Trust Services	490	488	539	1,493	1,546
Debit card interchange fees	402	360	390	1,158	1,146
Merchant interchange fees	99	118	88	297	296
Earnings on bank-owned life insurance	227	230	209	685	628
Dividends on FHLB stock	194	192	177	582	585
(Losses) gains on investment securities, net	(90)	11	—	(79)	10
Other income	439	384	225	1,173	729
Total non-interest income	2,236	2,238	2,066	6,716	6,277
Non-interest expense
Salaries and related benefits	8,069	8,316	7,344	25,402	22,106
Occupancy and equipment	1,444	1,511	1,364	4,462	4,063
Depreciation and amortization	532	546	489	1,625	1,433
Federal Deposit Insurance Corporation insurance	186	191	167	568	490
Data processing	950	1,023	946	3,354	2,848
Professional services	727	810	801	2,836	1,845
Directors' expense	173	183	175	530	557
Information technology	262	264	179	795	563
Provision for losses on off-balance sheet commitments	—	—	100	—	57
Other expense	1,628	1,665	1,471	4,989	4,716
Total non-interest expense	13,971	14,509	13,036	44,561	38,678
Income before provision for income taxes	11,804	10,571	7,818	30,427	22,312
Provision for income taxes	3,124	2,680	2,686	7,467	7,446
Net income	$8,680	$7,891	$5,132	$22,960	$14,866
Net income per common share:
Basic	$1.25	$1.14	$0.84	$3.31	$2.43
Diluted	$1.23	$1.12	$0.83	$3.27	$2.41
Weighted average shares:
Basic	6,950	6,944	6,123	6,936	6,109
Diluted	7,055	7,033	6,191	7,031	6,179
Dividends declared per common share	$0.32	$0.31	$0.29	$0.92	$0.83
Comprehensive income:
Net income	$8,680	$7,891	$5,132	$22,960	$14,866
Other comprehensive (loss) income
Change in net unrealized gain or loss on available-for-sale securities	(2,120)	(1,131)	(362)	(9,421)	3,273
Reclassification adjustment for losses (gains) on available-for-sale securities in net income	90	(11)	—	79	(10)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	—	(278)	—	(278)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	128	132	135	396	299
Subtotal	(1,902)	(1,288)	(227)	(9,224)	3,562
Deferred tax (benefit) expense	(562)	(384)	(96)	(2,730)	1,499
Other comprehensive (loss) income, net of tax	(1,340)	(904)	(131)	(6,494)	2,063
Comprehensive income	$7,340	$6,987	$5,001	$16,466	$16,929

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$79,674	$400	1.96%	$62,665	$285	1.80%	$125,846	$406	1.26%
Investment securities [2,3]	558,741	3,624	2.59%	574,669	3,611	2.51%	400,659	2,294	2.29%
Loans [1,3,4]	1,715,295	20,504	4.68%	1,700,057	19,852	4.62%	1,500,167	17,228	4.49%
Total interest-earning assets [1]	2,353,710	24,528	4.08%	2,337,391	23,748	4.02%	2,026,672	19,928	3.85%
Cash and non-interest-bearing due from banks	41,316			40,383			45,009
Bank premises and equipment, net	7,866			8,203			8,430
Interest receivable and other assets, net	86,039			87,183			60,622
Total assets	$2,488,931			$2,473,160			$2,140,733
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$134,293	$58	0.17%	$142,133	$48	0.14%	$96,504	$24	0.10%
Savings accounts	179,429	18	0.04%	178,956	18	0.04%	171,187	17	0.04%
Money market accounts	609,821	337	0.22%	612,612	236	0.15%	560,486	133	0.09%
Time accounts including CDARS	132,588	130	0.39%	140,799	140	0.40%	140,736	138	0.39%
Overnight borrowings [1]	112	1	2.06%	231	1	1.84%	—	—	—%
Subordinated debentures [1]	5,815	125	8.43%	5,786	123	8.40%	5,682	111	7.63%
Total interest-bearing liabilities	1,062,058	669	0.25%	1,080,517	566	0.21%	974,595	423	0.17%
Demand accounts	1,101,288			1,072,976			909,900
Interest payable and other liabilities	18,022			19,443			13,055
Stockholders' equity	307,563			300,224			243,183
Total liabilities & stockholders' equity	$2,488,931			$2,473,160			$2,140,733
Tax-equivalent net interest income/margin [1]		$23,859	3.97%		$23,182	3.92%		$19,505	3.77%
Reported net interest income/margin [1]		$23,539	3.91%		$22,842	3.87%		$18,788	3.63%
Tax-equivalent net interest rate spread			3.83%			3.81%			3.68%

				Nine months ended			Nine months ended
				September 30, 2018			September 30, 2017
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]				$82,304	$1,088	1.74%	70,947	623	1.16%
Investment securities [2,3]				555,414	10,512	2.52%	407,798	7,011	2.29%
Loans [1,3,4]				1,697,093	59,475	4.62%	1,488,771	50,317	4.46%
Total interest-earning assets [1]				2,334,811	71,075	4.01%	1,967,516	57,951	3.88%
Cash and non-interest-bearing due from banks				42,488			43,140
Bank premises and equipment, net				8,188			8,420
Interest receivable and other assets, net				87,403			59,593
Total assets				$2,472,890			2,078,669
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$148,141	$158	0.14%	97,458	74	0.10%
Savings accounts				179,543	54	0.04%	165,212	48	0.04%
Money market accounts				601,896	789	0.18%	539,560	360	0.09%
Time accounts including CDARS				142,563	426	0.40%	144,559	423	0.39%
Overnight borrowings [1]				115	2	1.92%	—	—	—%
Subordinated debentures [1]				5,785	362	8.25%	5,645	328	7.65%
Total interest-bearing liabilities				1,078,043	1,791	0.22%	952,434	1,233	0.17%
Demand accounts				1,074,778			874,995
Interest payable and other liabilities				18,127			13,151
Stockholders' equity				301,942			238,089
Total liabilities & stockholders' equity				$2,472,890			2,078,669
Tax-equivalent net interest income/margin [1]					$69,284	3.91%		56,718	3.80%
Reported net interest income/margin [1]					$68,272	3.86%		54,713	3.67%
Tax-equivalent net interest rate spread						3.79%			3.71%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2018 and 35 percent in 2017.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.